Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Meryl L. Schreibstein
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces Fourth Quarter and Fiscal Year 2010 Results and

Provides Financial Guidance for Fiscal Year 2011

Q4 2010 Revenues Grow 9.7%, GAAP Diluted EPS Increases to $1.05 versus $0.81 in Q4 2009

Non-GAAP Diluted EPS Increases to $1.08 versus $0.86 in Q4 2009

San Francisco, CA, March 15, 2011 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter (“Q4 10”) and fiscal year ended January 30, 2011 (“FY 10”) and financial guidance for fiscal year 2011 (“FY 11”).

Q4 10 RESULTS

Net revenues in Q4 10 increased 9.7% to $1.195 billion versus $1.090 billion in Q4 09, including Internet net revenue growth of 27.2% and a comparable store sales increase of 5.2%.

Diluted earnings per share (“EPS”) in Q4 10 and Q4 09 on a GAAP and non-GAAP basis are reconciled in the table below:

Reconciliation of GAAP to Non-GAAP Diluted EPS

(See Exhibit 1 for Notes)

	Q4 10	Q4 09
GAAP Diluted EPS	$1.05		$0.81
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Notes 3 and 4)	$0.02		$0.06
Benefit of Visa/MasterCard Litigation Settlement (Note 6)	-	<$	0.01>
Subtotal of Unusual Business Events*	$0.02		$0.04
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)*	$1.08		$0.86

* Due to rounding to the nearest cent, totals may not equal the sum of the line items in the table above.

Also during the quarter, the company repurchased 1.29 million shares, or $44 million, of its common stock and ended the quarter with $628 million in cash.

Laura Alber, President and Chief Executive Officer, commented, “Fiscal 2010 was a record earnings year for Williams-Sonoma, Inc. Each of our brands is stronger today than a year ago and we made substantial progress on our longer term growth and profitability initiatives. We are particularly pleased with the progress we made in merchandising, marketing, customer acquisition, and customer service, as it is these competitive advantages that allowed us to attract new customers to our brands and gain profitable market share all year, including Internet revenue growth of 27%.”

Ms. Alber continued, “In the fourth quarter, these initiatives – combined with those in our supply chain – drove revenue growth of 10%, and non-GAAP diluted earnings per share growth of 26% to $1.08 per share. For the fiscal year, these initiatives drove revenue growth of 13%, and non-GAAP diluted earnings per share growth of 105% to $1.95 per share – a new record for the company. We also ended the year with over $600 million in cash – after returning nearly $185 million to our shareholders through share repurchases and dividends during fiscal 2010 – and just recently announced an additional $125 million share repurchase program and a 13% dividend increase for fiscal 2011.”

Ms. Alber concluded, “As we look forward to fiscal 2011, we will remain focused on gaining market share and improving profitability. To gain market share, we will continue to attract new customers to our brands through highly targeted multi-channel marketing; creative, innovative and relevant product offerings; and expansion of our brands into new markets and international geographies. To improve profitability, we will be implementing new efficiencies in our worldwide supply chain; driving increased traffic and higher sales per foot in our retail stores by reinventing the customer experience; and expanding our e-Commerce business – including rolling out international shipping in the back half of the year. In fiscal 2011, we expect e-Commerce to once again be our most profitable and fastest growing channel. As such, our direct-to-customer segment is expected to reach 43% of total company revenues in fiscal 2011 versus 41% in fiscal 2010. From an investment perspective in fiscal 2011, we expect capital spending to be in the range of $135 million to $150 million – with over a third of that in e-Commerce and supply chain. We also plan to invest an incremental $25 million in SG&A to support our e-Commerce, international, and business development growth strategies. Including all of these investments, we expect fiscal 2011 to be another record financial year – with non-GAAP diluted earnings per share increasing in the range of 8% to 12% and net revenues increasing in the range of 4% to 6%.”

Direct-to-customer (“DTC”) net revenues in Q4 10 increased 17.3% to $466 million versus $398 million in Q4 09, primarily driven by the Pottery Barn, Williams-Sonoma, PBteen, Pottery Barn Kids and West Elm brands. Internet net revenues increased 27.2% to $393 million in Q4 10 versus $309 million in Q4 09. DTC net revenues represented 39% of total company net revenues in Q4 10 versus 36% in Q4 09, representing a channel mix shift of 300 basis points.

Retail net revenues in Q4 10 increased 5.3% to $729 million versus $692 million in Q4 09, primarily driven by the Pottery Barn, West Elm and Williams-Sonoma brands. Retail net revenues represented 61% of total company net revenues in Q4 10 versus 64% in Q4 09. Comparable store sales in Q4 10 increased 5.2% versus 7.6% in Q4 09 as shown in the table below:

Fourth Quarter Comparable Store Sales* Change by Retail Concept

Retail Concept	Q4 10	Q4 09
Williams-Sonoma	2.3%	5.9%
Pottery Barn	8.9%	11.5%
Pottery Barn Kids	4.6%	12.3%
Outlets	11.4%	<8.3%>
Total	5.2%	7.6%

* See the company’s 10-K and 10-Q filings for the definition of comparable stores.

Gross margin expressed as a percentage of net revenues in Q4 10 was 42.3% versus 41.4% in Q4 09. Excluding the 10 basis point impact in Q4 09 (see Notes 3 and 4 in Exhibit 1), non-GAAP gross margin expressed as a percentage of net revenues was 42.3% in Q4 10 versus 41.5% in Q4 09. This 80 basis point improvement was primarily driven by the leverage of fixed occupancy expenses due to increasing net revenues, a reduction in inventory-related reserves due to aggressive inventory management (including a 40 basis point year-over-year benefit in Williams-Sonoma Home due to higher than anticipated store inventory liquidation recoveries), a decrease in occupancy expense dollars, and a channel mix shift rate benefit due to a higher proportion of total company revenues from the DTC channel which incurs a lower rate of occupancy expenses than the retail channel. This improvement was partially offset by higher inventory shrinkage versus last year.

Selling, general and administrative (“SG&A”) expenses in Q4 10 were $322 million or 26.9% of net revenues versus $310 million or 28.5% in Q4 09. Excluding the 30 basis point impact related to unusual business events in Q4 10 and the 60 basis point net impact in Q4 09 (see Notes 3, 4, and 6 in Exhibit 1), non-GAAP SG&A expenses were $318 million or 26.6% of net revenues in Q4 10 versus $304 million or 27.9% in Q4 09. This 130 basis point decrease was primarily driven by lower fourth quarter incentive compensation costs and other general expenses. This decrease was partially offset by the channel mix shift rate impact due to a higher proportion of total company net revenues from the DTC channel which incurs higher advertising costs than the retail channel.

Fourth Quarter GAAP and Non-GAAP Segment Information*

(See Exhibit 1 for Notes)

(Dollars in thousands)

	DTC		RETAIL		UNALLOCATED		TOTAL
	Q4 10	Q4 09	Q4 10	Q4 09	Q4 10	Q4 09	Q4 10	Q4 09
Net Revenues	$466,454	$397,554	$728,997	$692,124	$ -	$ -	$1,195,451	$1,089,678
GAAP EBT**	103,081	88,965	150,142	129,971	<69,654>	<78,308>	183,569	140,628
% of Net Revenues	22.1%	22.4%	20.6%	18.8%	<5.8%>	<7.2%>	15.4%	12.9%
Unusual Business Events (Notes 3, 4, and 6)	-	-	3,852	9,495	-	<1,900>	3,852	7,595
Non-GAAP EBT Excluding Unusual Business Events	$103,081	$ 88,965	$153,994	$139,466	$<69,654>	$<80,208>	$ 187,421	$ 148,223
% of Net Revenues	22.1%	22.4%	21.1%	20.2%	<5.8%>	<7.4%>	15.7%	13.6%

* See the company’s 10-K and 10-Q filings for additional information on segment reporting.

** Earnings/<Loss> Before Income Taxes (“EBT”).

FY 10 RESULTS

Net revenues in FY 10 increased 12.9% to $3.504 billion versus $3.103 billion in FY 09, including Internet net revenue growth of 26.9% and a comparable store sales increase of 9.8%.

Diluted EPS in FY 10 and FY 09 on a GAAP and non-GAAP basis are reconciled in the table below:

Reconciliation of GAAP to Non-GAAP Diluted EPS

(See Exhibit 1 for Notes)

	FY 10	FY 09
GAAP Diluted EPS	$1.83	$0.72
Impact of Accelerated Vesting Charge for CEO Retirement (Note 2)	$0.02	-
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Notes 3 and 4)	$0.10	$0.20
Impact of Exiting Excess Distribution Capacity (Note 5)	<$0.00>	$0.04
Benefit of Visa/MasterCard Litigation Settlement (Note 6)	-	<$0.01>
Subtotal of Unusual Business Events*	$0.12	$0.22
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)*	$1.95	$0.95

* Due to rounding to the nearest cent, totals may not equal the sum of the line items in the table above.

DTC net revenues in FY 10 increased 18.6% to $1.453 billion versus $1.225 billion in FY 09, primarily driven by the Pottery Barn, Pottery Barn Kids and PBteen brands. Internet net revenues increased 26.9% to $1.197 billion in FY 10 versus $943 million in FY 09. DTC net revenues represented 41% of total company net revenues in FY 10 versus 39% in FY 09, representing a channel mix shift of 200 basis points. This shift resulted in a 20 basis point rate improvement in the company-wide operating margin due to the DTC channel’s significantly higher operating margin versus the retail channel.

Retail net revenues in FY 10 increased 9.2% to $2.052 billion versus $1.878 billion in FY 09, primarily driven by the Pottery Barn, West Elm and Williams-Sonoma brands, despite a 4.1% year-over-year reduction in retail leased square footage, including 18 net fewer stores. Retail net revenues represented 59% of total company net revenues in FY 10 versus 61% in FY 09. Comparable store sales in FY 10 increased 9.8% versus a decrease of 5.1% in FY 09 as shown in the table below:

Fiscal Year Comparable Store Sales* Change by Retail Concept

Retail Concept	FY 10	FY 09
Williams-Sonoma	4.6%	<2.7%>
Pottery Barn	14.3%	<4.4%>
Pottery Barn Kids	13.0%	<9.5%>
Outlets	8.0%	<14.8%>
Total	9.8%	<5.1%>

* See the company’s 10-K and 10-Q filings for the definition of comparable stores.

Gross margin expressed as a percentage of net revenues in FY 10 was 39.2% versus 35.6% in FY 09. Excluding the 10 basis point impact in FY 09 (see Notes 3 through 5 in Exhibit 1), non-GAAP gross margin expressed as a percentage of net revenues was 39.2% in FY 10 and 35.7% in FY 09. This 350 basis point improvement was primarily driven by the leverage of fixed occupancy expenses due to increasing net revenues, stronger selling margins, a decrease in occupancy expense dollars, and a channel mix shift rate benefit from increased DTC net revenues, partially offset by higher inventory shrinkage.

SG&A expenses in FY 10 were $1.050 billion or 30.0% of net revenues versus $982 million or 31.6% in FY 09. Excluding the 60 basis point impact related to unusual business events in FY 10 and the 110 basis point net impact in FY 09 (see Notes 2 through 6 in Exhibit 1), non-GAAP SG&A expenses were $1.030 billion or 29.4% of net revenues in FY 10 versus $945 million or 30.5% in FY 09. This 110 basis point decrease was primarily driven by lower employment costs (including the channel mix shift rate benefit from increased DTC net revenues), a decrease in other general expenses, and a reduction in the total company advertising expense rate despite the channel mix shift rate impact from increased DTC net revenues.

The effective income tax rate in FY 10 was 38.0% versus 35.6% in FY 09. This increase was primarily driven by certain favorable income tax resolutions that had a higher impact on the FY 09 tax rate due to the lower level of earnings in FY 09.

Merchandise inventories at the end of FY 10 increased 10.1% to $513 million versus $466 million at the end of FY 09, on FY 10 revenue growth of 12.9%.

Fiscal Year GAAP and Non-GAAP Segment Information*

(See Exhibit 1 for Notes)

(Dollars in thousands)

	DTC		RETAIL		UNALLOCATED		TOTAL
	FY 10	FY 09	FY 10	FY 09	FY 10	FY 09	FY 10	FY 09
Net Revenues	$ 1,452,572	$ 1,224,670	$ 2,051,586	$ 1,878,034	$ -	$ -	$ 3,504,158	$ 3,102,704
GAAP EBT**	311,838	210,702	247,426	133,486	<236,204>	<223,899>	323,060	120,289
% of Net Revenues	21.5%	17.2%	12.1%	7.1%	<6.7%>	<7.2%>	9.2%	3.9%
Unusual Business Events (Notes 2 through 6)	-	-	17,525	35,024	3,916	5,680	21,441	40,704
Non-GAAP EBT Excluding Unusual Business Events	$ 311,838	$ 210,702	$ 264,951	$ 168,510	$<232,288>	$<218,219>	$ 344,501	$ 160,993
% of Net Revenues	21.5%	17.2%	12.9%	9.0%	<6.6%>	<7.0%>	9.8%	5.2%

* See the company’s 10-K and 10-Q filings for additional information on segment reporting.

** Earnings/<Loss> Before Income Taxes (“EBT”).

CASH DIVIDEND INCREASED BY 13%

As announced in a separate press release this morning, our Board of Directors has increased our quarterly cash dividend by 13% from $0.15 per common share to $0.17 per common share. The aggregate quarterly dividend is estimated at approximately $18 million based upon the current number of common shares outstanding. The indicated annual cash dividend, subject to capital availability, is $0.68 per common share, or approximately $71 million, in FY 11 based on the current number of common shares outstanding.

Laura Alber, President and Chief Executive Officer, commented, “Our decision today to increase the amount of cash we are returning to our shareholders has been based on the ongoing improvement we have seen in our performance over the past twelve months and the fiscal 2011 guidance we are providing today. As we have said before, we are confident in the cash-generating power of our multi-channel, multi-brand business model, and the significant growth in e-Commerce in fiscal 2010 has only enhanced our outlook for the future. As such, we believe this is an ideal time to further demonstrate our commitment to returning capital to our shareholders by increasing our dividend payout.”

STOCK REPURCHASE PROGRAM

During Q4 10, we repurchased and retired 1,290,638 shares of our common stock at a weighted average cost of $34.31 per share and a total cost of approximately $44.3 million, which completed the $65 million stock repurchase program authorized by our Board in September 2010.

In January 2011, our Board authorized a new $125 million stock repurchase program. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

FY 11 FINANCIAL GUIDANCE

•	Net Revenue

Net Revenue Guidance by Quarter (all amounts in millions, except percentages)

	Q1 11	Q2 11	Q3 11	Q4 11	FY 11
	GUID	GUID	GUID	GUID	GUID
DTC Revenue	$335 - $345	$355 - $365	$385 - $395	$505 - $515	$1,580 - $1,620
Retail Revenue	$410 - $420	$450 - $460	$460 - $470	$735 - $750	$2,055 - $2,100
Total Net Revenues	$745 - $765	$805 - $825	$845 - $865	$1,240 - $1,265	$3,635 - $3,720
DTC % Growth vs. FY 10	10 - 13%	9 - 12%	9 - 11%	8 - 10%	9 - 12%
Retail % Growth vs. FY 10*	1 - 4%	2 - 4%	1 - 3%	2 - 4%	2 - 4%
Total % Growth vs. FY 10	4 - 7%	4 - 6%	4 - 6%	4 - 6%	4 - 6%
Comparable Store Sales**	3 - 5%	2 - 4%	2 - 4%	2 - 4%	2 - 4%
LSF % Change	<4> - <5> %	<4> - <5> %	<3> - <4> %	<1> - <2> %	<1> - <2> %
Catalog Circ % Change	2 - 3%	0 - <1> %	<2> - <3> %	1 - <1> %	1 - <1> %

* Retail % growth rates exclude FY 10 Williams-Sonoma Home retail net revenues of approximately $28 million that will not recur in FY 11. Without the exclusion of Williams-Sonoma Home retail, retail % growth by quarter and FY 11 would be as follows: 0 - 2%, 0 - 2%, 0 - 2%, 1 - 3%, and 0 - 2%, respectively.

** Reporting of Comparable Store Sales will include West Elm stores starting in FY 11. See the company’s 10-K and 10-Q filings for the definition of comparable stores.

•	Comparable Brand Revenue Growth

❑

As one of the nation’s largest multi-channel specialty retailers, with nearly half of our total company revenues being generated by customers shopping in more than one channel, we are redefining our brand-level retail comparable store sales growth metric at the “brand” and “total company” levels to include both retail comparable store revenues and total direct-to-customer revenues. We will refer to this metric as Comparable Brand Revenue Growth. This new metric will be reported for the first time on a brand-level basis in Q1 11, at which time quarterly history by brand will be provided. At the total company level, however, for comparative purposes with today’s guidance, quarterly history back to FY 06 is provided in the table below:

Total Company Comparable Brand Revenue Growth Guidance and History by Quarter

	Q1	Q2	Q3	Q4	FY
FY 11 GUID	7 - 9%	7 - 9%	6 - 8%	6 - 8%	6 - 8%

FY 10	18.1%	16.5%	12.5%	10.9%	13.9%
FY 09	<24.3%>	<20.1%>	<4.6%>	7.2%	<9.3%>
FY 08	<6.4%>	<8.2%>	<19.2%>	<23.9%>	<15.6%>
FY 07	1.8%	2.8%	3.0%	1.5%	2.2%
FY 06	6.3%	4.3%	1.4%	1.8%	3.2%

•	Store Openings and Closings

Store Opening and Closing Guidance by Retail Concept

	Q4 10 ACT	Q1 11 GUID			Q2 11 GUID			FY 11 GUID
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End
Williams-Sonoma	260	1	<2>	259	2	<1>	260	4	<10> *	254
Pottery Barn	193	3	<5>	191	4	<2>	193	7	<11> *	189
Pottery Barn Kids	85	0	0	85	1	<1>	85	1	<1>	85
West Elm	36	0	<1>	35	0	0	35	2	<2>	36
Outlets	18	0	<1>	17	0	0	17	1	<2>	17
Total	592	4	<9>	587	7	<4>	590	15	<26>	581

*	FY 11 store closing numbers include 20 permanent store closures. FY 11 total store opening and closing numbers for Williams-Sonoma and Pottery Barn include 2 and 4 stores, respectively, for temporary closure and reopening due to remodeling. Total store opening numbers for Pottery Barn also include 1 store for FY 11 re-opening of a store closed in FY 10 for remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation.

•	Gross Margin

Gross Margin as a Percentage of Net Revenues for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	11 GUID	10 ACT	11 GUID	10 ACT	11 GUID	10 ACT
GAAP	38.3 - 38.5%	37.7%	38.2 - 38.4%	37.0%	39.7 - 39.9%	39.2%
Non-GAAP*	38.3 - 38.5%	37.8%	38.2 - 38.4%	37.0%	39.7 - 39.9%	39.2%

*	The non-GAAP gross margin percentages above exclude the impact of unusual business events of 10 basis points in Q1 10, less than 10 basis points in Q2 10, and less than 10 basis points in FY 10. See Note 3 in Exhibit 1.

•	Selling, General & Administrative Expenses

SG&A Expenses as a Percentage of Net Revenues for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	11 GUID	10 ACT	11 GUID	10 ACT	11 GUID	10 ACT
GAAP	32.3 - 32.5%	33.2%	30.8 - 31.0%	30.4%	29.7 - 29.9%	30.0%
Non-GAAP*	32.1 - 32.3%	31.9%	30.8 - 31.0%	29.8%	29.7 - 29.9%	29.4%

*	The non-GAAP SG&A percentages above exclude the impact of unusual business events of approximately 20 and less than 10 basis points in Q1 11 and FY 11, respectively. The non-GAAP SG&A percentages above exclude the impact of unusual business events of 130 basis points in Q1 10, and the net impact of unusual business events of 60 basis points in Q2 10 and in FY 10. See Notes 1, 2, 3, and 5 in Exhibit 1.

•	Interest <Income>/Expense

Interest <Income>/Expense (in millions) for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	11 GUID	10 ACT	11 GUID	10 ACT	11 GUID	10 ACT
Interest <Income>/Expense	$0.0	$0.1	$0.0	$0.1	$0.0	$0.4

•	Income Taxes

❑

The income tax rate in FY 11 is projected to be in the range of 37% to 39%. This compares to an income tax rate in FY 10 of 38.0%. Throughout the year, we expect that there will be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated.

•	Diluted EPS

❑

See Exhibit 1 for quarterly and FY 11 diluted EPS guidance and a reconciliation of quarterly, FY 10 and FY 09 GAAP to non-GAAP diluted EPS, which includes and excludes the impact of unusual business events.

•	Working Capital and Cash Flow

Working Capital and Cash Flow Drivers (in millions) for Q1, Q2 and Fiscal Year

	Q1		Q2		FY
	11 GUID	10 ACT	11 GUID	10 ACT	11 GUID	10 ACT
Merchandise Inventories	$530 - $550	$502	$545 - $565	$519	$540 - $560	$513
Depreciation and Amortization	$33 - $34	$39	$33 - $34	$35	$137 - $142	$145
Amortization of DLI	$7	$12	$7	$8	$28 - $29	$37

❑	Capital spending in FY 11 is projected to be approximately $135 million - $150 million, compared to capital spending of $62 million in FY 10.

CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 15, 2011, at 7:00 A.M. (PT). The call, hosted by Laura Alber, President and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP gross margin percentages, non-GAAP SG&A percentages, non-GAAP segment EBT and non-GAAP diluted EPS. These non-GAAP financial measures exclude: the impact of an accelerated vesting charge associated with the retirement of our former CEO; the benefit of the VISA/MasterCard litigation settlement; the impact of exiting excess distribution capacity; and the impacts of asset impairment and early lease termination charges for underperforming retail stores. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and FY 10 diluted EPS actual results and FY 11 guidance on a comparable basis with our quarterly and FY 09 results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include: statements relating to our future financial guidance and results; our initiatives to gain market share and improve profitability; our expectations regarding our e-Commerce channel; our expectations regarding capital spending; our expectations regarding our capital investments; statements relating to our future dividends; and the variability of our tax rates.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include: accounting adjustments as we close our books for Q4 10 and as audited year-end financial statements are prepared; recent changes in general economic conditions, and the impact on consumer confidence and consumer spending; new interpretations of or changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; delays in store openings; competition from companies with concepts or products similar to ours; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management; our ability to manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, political, competitive and other conditions beyond our control; delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; disruptions in the financial markets; our ability to control employment, occupancy and other operating costs; our ability to improve our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, all subsequent quarterly reports on Form 10-Q and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products representing six distinct merchandise strategies – Williams-Sonoma (cookware and wedding registry), Pottery Barn (furniture and bridal registry), Pottery Barn Kids (kid’s furniture and baby registry), PBteen (girls’ bedding and boys’ bedding), West Elm (modern furniture and room decor) and Williams-Sonoma Home (luxury furniture and cashmere throws) – are marketed through 592 stores, six direct mail catalogs and six e-Commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	January 30, 2011	January 31, 2010
Assets
Current assets
Cash and cash equivalents	$628,403	$513,943
Restricted cash	12,512	-
Accounts receivable - net	41,565	44,187
Merchandise inventories - net	513,381	466,124
Prepaid catalog expenses	36,825	32,777
Prepaid expenses	21,120	22,109
Deferred income taxes	85,612	92,195
Other assets	8,176	8,858

Total current assets	1,347,594	1,180,193
Property and equipment - net	730,556	829,027
Non-current deferred income taxes	32,646	53,809
Other assets - net	20,966	16,140

Total assets	$2,131,762	$2,079,169

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$227,963	$188,241
Accrued salaries, benefits and other	122,440	107,710
Customer deposits	192,450	195,185
Income taxes payable	41,997	48,260
Current portion of long-term debt	1,542	1,587
Other liabilities	25,324	22,499

Total current liabilities	611,716	563,482
Deferred rent and lease incentives	202,135	241,300
Long-term debt	7,130	8,672
Other long-term obligations	51,918	54,120

Total liabilities	872,899	867,574
Shareholders’ equity	1,258,863	1,211,595

Total liabilities and shareholders’ equity	$2,131,762	$2,079,169

ADDITIONAL INFORMATION
	Store Count					Average Leased Square Footage Per Store
Retail Concept	October 31, 2010	Openings	Closings	January 30, 2011	January 31, 2010	January 30, 2011	January 31, 2010
Williams-Sonoma	259	2	(1)	260	259	6,400	6,300
Pottery Barn	198	-	(5)	193	199	13,100	13,000
Pottery Barn Kids	85	-	-	85	87	8,100	8,100
West Elm	37	-	(1)	36	36	17,100	17,600
Williams-Sonoma Home	11	-	(11)	-	11	-	13,200
Outlets	19	-	(1)	18	18	19,600	20,200

Total	609	2	(19)	592	610	9,800	10,000

	Total Store Square Footage
	October 31, 2010			January 30, 2011	January 31, 2010
Total store selling square footage	3,747,000			3,609,000	3,763,000
Total store leased square footage	6,054,000			5,831,000	6,081,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED JANUARY 30, 2011 AND JANUARY 31, 2010

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER
	2010		2009
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues
Direct-to-customer revenues	$466,454	39.0%	$397,554	36.5%
Retail revenues	728,997	61.0	692,124	63.5

Net revenues	1,195,451	100.0	1,089,678	100.0
Total cost of goods sold	690,158	57.7	638,597	58.6

Gross margin	505,293	42.3	451,081	41.4
Selling, general and administrative expenses	321,699	26.9	310,290	28.5

Earnings from operations	183,594	15.4	140,791	12.9
Interest (income) expense - net	25	-	163	-

Earnings before income taxes	183,569	15.4	140,628	12.9
Income taxes	70,169	5.9	52,207	4.8

Net earnings	$113,400	9.5%	$88,421	8.1%

Earnings per share:
Basic	$1.08		$0.83
Diluted	$1.05		$0.81
Shares used in calculation of earnings per share:
Basic	105,136		106,318
Diluted	107,578		108,979

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 30, 2011 AND JANUARY 31, 2010

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2010		2009
	(52 Weeks)		(52 Weeks)
	$	% of Revenues	$	% of Revenues
Direct-to-customer revenues	$1,452,572	41.5%	$1,224,670	39.5%
Retail revenues	2,051,586	58.5	1,878,034	60.5

Net revenues	3,504,158	100.0	3,102,704	100.0
Total cost of goods sold	2,130,299	60.8	1,999,467	64.4

Gross margin	1,373,859	39.2	1,103,237	35.6
Selling, general and administrative expenses	1,050,445	30.0	981,795	31.6

Earnings from operations	323,414	9.2	121,442	3.9
Interest (income) expense - net	354	-	1,153	-

Earnings before income taxes	323,060	9.2	120,289	3.9
Income taxes	122,833	3.5	42,847	1.4

Net earnings	$200,227	5.7%	$77,442	2.5%

Earnings per share:
Basic	$1.87		$0.73
Diluted	$1.83		$0.72
Shares used in calculation of earnings per share:
Basic	106,956		105,763
Diluted	109,522		107,373

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 30, 2011 AND JANUARY 31, 2010

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2010	2009
	(52 Weeks)	(52 Weeks)
Cash flows from operating activities
Net earnings	$200,227	$77,442
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	144,630	151,796
(Gain)/loss on sale/disposal of assets	(1,139)	2,603
Impairment of assets	5,453	30,533
Amortization of deferred lease incentives	(37,115)	(36,799)
Deferred income taxes	23,566	(23,595)
Tax benefit from exercise of stock-based awards	(789)	714
Stock-based compensation expense	26,630	24,989
Changes in:
Accounts receivable	3,477	(6,620)
Merchandise inventories	(46,464)	108,332
Prepaid catalog expenses	(4,048)	3,647
Prepaid expenses and other assets	(1,729)	23,349
Accounts payable	35,946	29,202
Accrued salaries, benefits and other current and long-term liabilities	19,314	42,084
Customer deposits	(3,112)	2,353
Deferred rent and lease incentives	(2,550)	12,403
Income taxes payable	(6,308)	48,285

Net cash provided by operating activities	355,989	490,718

Cash flows from investing activities:
Purchases of property and equipment	(61,906)	(72,263)
Restricted cash deposits	(12,512)	-
Proceeds from sale of assets	10,823	1,033
Other	(400)	-

Net cash used in investing activities	(63,995)	(71,230)

Cash flows from financing activities:
Repayments of long-term obligations	(1,587)	(14,702)
Net proceeds from exercise of stock-based awards	15,736	11,861
Tax withholdings related to stock-based awards	(17,918)	(3,621)
Excess tax benefit from exercise of stock-based awards	11,239	2,131
Payment of dividends	(59,160)	(51,132)
Repurchase of common stock	(125,000)	-
Other	(1,625)	(35)

Net cash used in financing activities	(178,315)	(55,498)

Effect of exchange rates on cash and cash equivalents	781	1,131
Net increase in cash and cash equivalents	114,460	365,121
Cash and cash equivalents at beginning of year	513,943	148,822

Cash and cash equivalents at end of year	$628,403	$513,943

Exhibit 1

Reconciliation of FY 11 Guidance, FY 10 and FY 09 Actual GAAP to Non-GAAP

Diluted Earnings/<Loss> Per Share*

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 11 GUID	Q2 11 GUID	Q3 11 GUID	Q4 11 GUID	Weighted Share Effect***	FY 11 GUID**
2011 GAAP Diluted EPS**	$0.25 - $0.27	$0.33 - $0.36	$0.36 - $0.39	$1.15 - $1.20	<$0.02>	$2.10 - $2.18
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Note 1)	$0.01	-	-	-	-	$0.01
Subtotal of Unusual Business Events*	$0.01	-	-	-	-	$0.01
2011 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)**	$0.26 -$0.28	$0.33 - $0.36	$0.36 - $0.39	$1.15 - $1.20	<$0.02>	$2.11 - $2.19

	Q1 10 ACT	Q2 10 ACT	Q3 10 ACT	Q4 10 ACT	Weighted Share Effect***	FY 10 ACT**
2010 GAAP Diluted EPS	$0.18	$0.28	$0.34	$1.05	<$0.02>	$1.83
Impact of Accelerated Vesting Charge for CEO Retirement (Note 2)*	$0.02	$0.01	-	-	-	$0.02
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Note 3)	$0.03	$0.02	$0.02	$0.02	$0.01	$0.10
Impact of Exiting Excess Distribution Capacity (Note 5)	-	<$0.00>	-	-	-	<$0.00>
Subtotal of Unusual Business Events*	$0.05	$0.03	$0.02	$0.02	-	$0.12
2010 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)*	$0.23	$0.31	$0.35	$1.08	<$0.02>	$1.95

	Q1 09 ACT	Q2 09 ACT	Q3 09 ACT	Q4 09 ACT	Weighted Share Effect***	FY 09 ACT*
2009 GAAP Diluted EPS	<$0.18>	$0.00	$0.07	$0.81	$0.02	$0.72
Impact of Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (Note 4)	$0.04	$0.04	$0.06	$0.06	-	$0.20
Impact of Exiting Excess Distribution Capacity (Note 5)	-	$0.01	$0.03	-	-	$0.04
Benefit of Visa/MasterCard Litigation Settlement (Note 6)	-	-	-	<$0.01>	-	<$0.01>
Subtotal of Unusual Business Events*	$0.04	$0.05	$0.09	$0.04	-	$0.22
2009 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 7)*	<$0.14>	$0.05	$0.16	$0.86	$0.02	$0.95

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

** Quarterly diluted EPS guidance amounts will vary within the ranges above. Additionally, due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters at the end of any quarter may not equal the year-to-date total.

*** Due to the differences between quarterly share counts and the year-to-date weighted average share count calculations and the effect of quarterly rounding to the nearest cent per diluted share, the year-to-date calculation of GAAP and non-GAAP diluted EPS may not equal the sum of the quarters.

Note 1:	Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (FY 11) – During Q1 11, we expect to incur charges associated with early lease terminations of approximately $0.01 per diluted share within SG&A expenses. We anticipate these charges will result in an impact to SG&A expenses of approximately 20 basis points in Q1 11 and less than 10 basis points for FY 11.

Note 2:	Impact of Accelerated Vesting Charge Associated with CEO Retirement – On January 26, 2010, we announced the retirement of the company’s former CEO and an associated retirement charge of approximately $0.025 per diluted share. During Q1 10 and Q2 10, these charges resulted in an impact of approximately $0.02 and $0.01 per diluted share, respectively, or approximately 50 and 10 basis points of SG&A expenses, respectively, within the unallocated segment. Due to the effect of quarterly rounding to the nearest cent per diluted share, there is an impact of $0.02 per diluted share, or 10 basis points of SG&A expenses, for FY 10.

Note 3:	Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (FY 10) – During Q1 10, we incurred charges associated with asset impairment and early lease terminations of approximately $0.03 per diluted share, or approximately 80 basis points within SG&A expenses and an approximate 10 basis point impact to gross margin. During Q2 10, we incurred charges of approximately $0.02 per diluted share, or approximately 50 basis points within SG&A expenses and less than a 10 basis point impact to gross margin. During Q3 10, we incurred charges of approximately $0.02 per diluted share, or approximately 40 basis points within SG&A expenses and less than a 10 basis point impact to gross margin. All of these charges were recorded within the retail segment. For Q4 10, we incurred additional charges of approximately $0.02 per diluted share, or approximately 30 basis points within SG&A expenses and less than a 10 basis point impact to gross margin. For FY 10, we incurred total charges of approximately $0.10 per diluted share, or approximately 50 basis points within SG&A expenses and less than a 10 basis point impact to gross margin.

Note 4:	Asset Impairment and Early Lease Termination Charges for Underperforming Retail Stores (FY 09) – During Q1 09, Q2 09, Q3 09 and Q4 09, we incurred charges within the retail segment associated with asset impairment and early lease termination expenses for underperforming retail stores, which resulted in an impact to earnings of approximately $0.04, $0.04, $0.06 and $0.06 per diluted share, respectively. For FY 09 these charges totaled approximately $35 million or $0.20 per diluted share. These charges resulted in an impact to gross margin of less than 10 basis points in Q1 09 and Q2 09, 20 basis points in Q3 09 and 10 basis points in Q4 09 and FY 09. These charges also resulted in an impact to SG&A expenses of 100, 110, 150 and 80 basis points, respectively, in Q1 09, Q2 09, Q3 09 and Q4 09, and a 110 basis point impact to SG&A expenses in FY 09.

Note 5:	Impact of Exiting Excess Distribution Capacity – During Q2 09 and Q3 09, we incurred charges within the unallocated segment associated with the early exit of excess distribution capacity, which resulted in an impact to earnings of approximately $0.01 and $0.03 per diluted share, respectively, and approximately $0.04 per diluted share for FY 09. These charges resulted in a 20 basis point impact to gross margin in Q2 09, a 10 basis point impact to gross margin in Q3 09 and a 10 basis point impact to gross margin in FY 09. These charges also resulted in a less than 10 basis point impact to SG&A expenses in Q2 09, an 80 basis point impact to SG&A expenses in Q3 09 and a 20 basis point impact to SG&A expenses for FY 09. During Q2 10, we recorded a credit of $0.4 million against previous charges in SG&A within the unallocated segment. This benefit is less than $0.01 per diluted share and less than 10 basis points of SG&A expenses in both Q2 10 and FY 10.

Note 6:	VISA/MasterCard Litigation Settlement – During Q4 09, we received our final payment of the VISA/MasterCard antitrust litigation settlement. The benefit to Q4 09 and FY 09 earnings was approximately $0.01 per diluted share. This resulted in a benefit to SG&A expenses within the unallocated segment in Q4 09 of 20 basis points and 10 basis points in FY 09.

Note 7:	SEC Regulation G – Non-GAAP Information – This table includes one non-GAAP financial measure, Diluted EPS Excluding Unusual Business Events. We believe that this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and FY 11 guidance and our quarterly and FY 10 diluted EPS actual results on a comparable basis with our quarterly and FY 09 results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.